Exhibit 10.54
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of
December 31, 2019 by and among Cooper-Standard Holdings Inc., a Delaware corporation (“CS Holdings”), Cooper-Standard Automotive Inc., an Ohio corporation, (the “Company”), and Song Min Lee (“Executive”).

A.The Company and Executive are parties to the Executive Severance Pay Plan dated as of January 1, 2011, (the “Plan”). Except where the context otherwise requires, capitalized terms used in this Agreement shall have the meanings given them in the Plan.

B.Pursuant to Section 5(a) of the Plan, Executive’s employment with the Company will terminate, and the parties wish to set forth the terms and conditions pertaining to the termination of Executive’s employment.

THEREFORE, in consideration of the mutual promises and obligations set forth in this Agreement, the Company and Executive agree as follows:

1.Separation.    Executive’s employment with the Company and its corporate parent, subsidiaries and affiliates will terminate effective December 31, 2019 (the “Separation Date”). The termination shall be deemed a termination by the Company Without Cause. Executive shall execute those documents and complete those actions required to resign Executive’s position as an officer or director or other agent of the Company, its corporate parent, subsidiaries and affiliates all effective not later than the Separation Date.

2.Consideration Provided by the Company.    The Company agrees, subject to Executive’s performance of Executive’s obligations hereunder:

a.to pay Executive’s salary in accordance with the Company’s usual payment practices and provide Executive such Employee Benefits as to which Executive may be entitled under the employee benefit plans of the Company through the Separation Date or under the terms of the benefit plans;

b.to reimburse Executive, within thirty (30) days of the Separation Date, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the Separation Date;

c.to pay Executive the total gross amount of $1,433,025.00 less withholding and applicable taxes, which the parties agree is, and shall be deemed to be, the total amount payable to Executive under Section 5(a)(i) of the Plan, which lump sum payment shall be made on the first regular payroll date following July 1, 2020.

d.to pay Executive the amount to which Executive is entitled under the Company’s Nonqualified Supplemental Executive Retirement Plan, which payment shall be made on the second regular payroll date following July 1, 2020;

e.to provide Executive for eighteen (18) months following the Separation Date with health insurance benefits in accordance with and subject to the terms of Section 5(a)(iii) of the Plan; and

f.to pay for outplacement services for services that commence within twelve (12) months following the Executive’s Separation Date and are completed prior to the end of the second calendar year following the Executive’s Separation Date and subject to the terms of Section 5(a)(iv) of the Plan.

It is agreed that Executive may permanently retain the iPhone and iPad issued to the Executive by the Company

(with Company data removed by the Company) and may continue to use the leased vehicle issued to the Executive by the Company (if applicable) until no later than December 31, 2019, by which time it shall be returned to the Company. Executive shall promptly return all other property of the Company in the Executive’s possession to the Company.

3.Cash and Equity Incentive Awards.    Executive’s pro-rata portion of the annual incentive award under the Company’s annual incentive plan for the performance period ending December 31, 2019, if any, shall be payable to Executive under Section 5(a)(ii) of the Plan. Equity awards granted to Executive under CS Holdings’ 2011 Omnibus Incentive Plan and 2017 Omnibus Incentive Plan shall be governed by such plans and award agreements, as applicable.

4.Release of Further Obligations.    Executive and the Company agree that, upon fulfillment of the obligations set forth in this Agreement, neither the Company, CSA Holdings or any of their affiliates, officers, directors or representatives shall have any further obligation of any kind to Executive. The Company’s obligations hereunder shall be contingent upon Executive executing (and failing to revoke) and delivering to the Company within forty-five days following the receipt of the Separation Agreement, Exhibit A and a release in the form of Exhibit B (the “Release”). If the Executive fails to execute (or executes and then revokes) the Separation Agreement, Exhibit A or the Release within the applicable period, then the Company shall have no obligation to make the payments or provide the benefits described in this Agreement.

5.Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

6.Severability of Provisions.    If any of the provisions, terms, or clauses of this Agreement are held invalid, illegal, unenforceable or ineffective, such provisions, terms and clauses shall be deemed severable such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the parties.

7.Confidentiality, Non-Compete and Non-Disparagement Agreement. The Executive agrees to all terms listed in the Confidentiality; Non-Compete and Non-Disparagement Agreement in Exhibit A.

8.Entire Agreement.    With the exception of Exhibit A, the Release, and section 13 of the Plan, which shall remain in effect, this Agreement contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral. No provision of this Agreement may be amended or waived except by written agreement signed by the parties.

9.No Waiver of Breach.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.

10.Binding Effect.    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

11.Governing Law.    This Agreement, Exhibit A and the Release shall be governed by and interpreted in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COOPER-STANDARD HOLDINGS INC.
By:	/s/ Larry E. Ott
Name: Larry E. Ott
Title: SVP and Chief Human Resources Officer

COOPER-STANDARD AUTOMOTIVE INC.
By:	/s/ Larry E. Ott
Name: Larry E. Ott
Title: SVP and Chief Human Resources Officer

EXECUTIVE:
/s/ Song Min Lee
Name: Song Min Lee

EXHIBIT A

Confidentiality, Non-Compete and Non-Disparagement Agreement
WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan, (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and
WHEREAS, the Executive is required to sign this Confidentiality, Non-Compete and Non-Disparagement Agreement (“Agreement”) in order to receive the Severance Pay (as such term is defined in the Plan) as described in Section 5 of the Plan and the Separation Agreement.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.    Effective Date of Agreement. This Agreement is effective on the date hereof and continue in effect as provided herein.
2.    Confidentiality; Confidential Information; Assignment of Inventions. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:
(a)Executive acknowledges and agrees that in the performance of Executive’s duties as an employee of the Company or its Affiliates, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its Affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in paragraph (b) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its Affiliates gained by Executive during Executive’s association with the Company and its Affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates.

The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its Affiliates without limitation as to when or how the Executive may have acquired such Confidential Information (subject to subsection (d)). The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or its Affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its Affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its Affiliates, and that any retention (in tangible form) or use by the Executive of Confidential Information not in the good faith performance of Executive’s duties in the best interest of the Company or, in any case, after the termination of the Executive’s employment with and services for the Company and its Affiliates shall constitute a misappropriation of the Company’s Confidential Information.

Except as otherwise provided in the Separation Agreement, the Executive further agrees that Executive shall return, within ten (10) days of the effective date of Executive’s termination as an employee of the Company and its Affiliates, in good condition, all property of the Company and its Affiliates then in Executive’s possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its Affiliates, (ii) keys to property of the Company or its Affiliates, (iii) files and (iv) blueprints or other drawings.
The Executive further acknowledges and agrees that Executive’s obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its Affiliates shall have become, through no fault of the Executive, generally known to the industry or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and its Affiliates under general legal or equitable principles or statutes.
The Executive agrees and hereby assign to the Company all of Executive’s right, title and interest in any inventions, improvements, discoveries, operating techniques or “know-how,” whether patentable or not (“Inventions”) which relate to, or are useful in connection with, an aspect of the business as carried on or contemplated at the time the Invention was made, whether or not Executive’s duties directly related thereto, and the Company shall be the sole and absolute owner of any of the Inventions so assigned. The Executive agrees to perform any further acts or execute any papers at the expense of the Company which it may consider necessary to secure for the Company or its successors or assigns any and all rights relating to the Inventions, including patents in the United States and foreign countries.
3.    Non-Disparagement. The Executive agrees that he will not take any action to disparage or criticize the Company or its Affiliates or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Affiliates. Nothing contained in this Section 3 shall preclude the Executive from enforcing Executive’s rights under the Plan or complying with applicable law.
4.    Non-Compete. The Executive agrees that Executive will not, for a period of 18 months following Executive’s termination with the Company and its Affiliates, engage in Competitive Activity.

5.    Nonsolicitation. The Executive further agrees that Executive will not, directly or indirectly, for a period of 18 months following Executive’s termination with the Company and its Affiliates:
induce or attempt to induce customers, business relations or accounts of the Company or any of its Affiliates to relinquish their contracts or relationships with the Company or any of its Affiliates; or
solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its Affiliates or to terminate their engagements with the Company and/or any of its Affiliates or assist any competitors of the Company or any of its Affiliates in securing the services of such employees, agents or independent contractors.
6.    Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of the Chief Executive Officer (except where the Executive holds such position, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any its Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or its Affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its Affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or

(ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
7.     Remedies; Tolling; Reasonableness. The Executive agrees that the Company would be irreparable harmed if Executive violated any provision of Sections 4 and 5 of this Agreement. Therefore, in addition to any other remedy which the Company may have, the Company shall be entitled to immediate injunctive relief, including the issuance of a temporary injunction to remedy or forestall any breach or threatened breach of Sections 4 and 5 of this Agreement. The restrictive period shall be tolled during any time that you are in breach of your obligations under Sections 4 and 5 of this Agreement
Executive agrees that the covenants in Sections 4 and 5 are reasonable with respect to their scope. It is the desire and intent of the parties that the provisions of Sections 4 and 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Sections 4 and 5 shall be adjudicated to be invalid or unenforceable, Sections 4 and 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of Sections 4 and 5 in the particular jurisdiction in which adjudication is made. If the provisions of Sections 4 and 5 should ever be deemed to exceed limitations permitted by the laws of a particular state with respect to the operation of the limitation in the particular jurisdiction in which the adjudication is made, Sections 4 and 5 shall be deemed amended to reduce or delete the portion deemed to exceed such limitation.

8.    Cessation of Severance Payments. Executive agrees that all severance payments and benefits under the Separation Agreement will immediately cease in the event that Executive violates any of the provisions of Sections 2, 4 and 5 of this Agreement as determined by the Company.
IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:
Song Min Lee
Executive

EXHIBIT B

Release
WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and
WHEREAS, the Executive is required to sign this Release in order to receive the Severance Pay (as such term is defined in the Plan) of the Plan and the other benefits described in the Plan.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.    This Release is effective on the date hereof and will continue in effect as provided herein.
2.    In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for Executive and Executive’s dependents, successors, assigns, heirs, executors and administrators (and Executive’s and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper-Standard Automotive Inc. (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or Affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:
(b)any and all claims arising out of or relating to Executive’s employment by or service with the Company and Executive’s termination from the Company;
any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations; and provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.
any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
3.    Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of Executive’s rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.
4.    Executive further agrees and acknowledges that:
(c)The release provided for herein releases claims to and including the date of this Release;
Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
Executive has been given a period of 45 days to review and consider the terms of this Release prior to its execution and that Executive may use as much of the 45 day period as Executive desires. Executive further certifies that if Executive signs this Agreement prior to the expiration of 45 days following its receipt by Executive, Executive does so knowingly and voluntarily, waiving any right to consideration of the Agreement for the remaining portion of the 45 day period; and
Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Legal Officer of the Company. For such revocation to be effective, written notice must be actually received by the Chief Legal Officer of the Company (or any successor thereto) no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise Executive’s right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in the Plan and Separation Agreement.
Executive understands that Executive’s employment was terminated as part of a group termination program. As a result, in accordance with legal requirements, the Company has provided the Executive with the attached Exhibit 1, Older Workers Benefit Protection Act Disclosure.
5.    Executive agrees that Executive will never file a lawsuit or other complaint, except as stated below, asserting any claim that is released in this Release. Nothing in this Agreement, prevents Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other administrative agency if applicable law requires Executive be permitted to do so. However, this Agreement does prevent Executive from obtaining any monetary or any other personal relief of any kind based on: (a) a charge filed with the EEOC or any state or local EEO agency; (b) any lawsuit arising from such charge with the EEOC or any state or local EEO agency; or (c) any actions by Executive in cooperating with or providing information to the EEOC or any state or local EEO agency.
6.    Executive waives and releases any claim that Executive has or may have to reemployment after the date of this Release.
IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
Song Min Lee
Executive